UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2024 (August 1, 2024)

COMMUNITY HEALTH SYSTEMS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-15925	13-3893191
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 Meridian Boulevard
Franklin, Tennessee		37067
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 615 465-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	CYH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 1, 2024, certain subsidiaries (the “CHS Selling Entities”) of Community Health Systems, Inc. (the “Company”) completed the transactions contemplated by that certain asset purchase agreement dated as of April 18, 2024, as amended (the “Purchase Agreement”), with Hamilton Health Care System, Inc. and certain of its affiliates (collectively, “Purchaser”), the entry into which agreement was previously disclosed on a Current Report on Form 8-K filed by the Company on April 18, 2024. Pursuant to the Purchase Agreement, at such closing, Purchaser acquired substantially all of the assets, and assumed certain liabilities, from the Selling CHS Entities related to the general acute care hospital known as Tennova Healthcare – Cleveland, together with certain related businesses (collectively, the “Facilities”), located in Cleveland, Tennessee (the transactions contemplated by the Purchase Agreement, the “Transactions”). The base purchase price paid to the Company in connection with the Transactions at a preliminary closing on July 31, 2024, after giving effect to estimated working capital and purchase price adjustments, was approximately $160 million in cash (subject to a post-closing working capital adjustment).

In addition to the base purchase price set forth above, the Purchase Agreement provides that the Purchaser is required to pay additional cash consideration to the CHS Selling Entities following the closing of the Transactions in an amount, if any, to be determined based on additional supplemental payments that may be realized by the Purchaser and the Facilities following the closing of the Transactions as a result of the potential modification to supplemental reimbursement programs as more specifically provided in the Purchase Agreement. Modifications to supplemental reimbursement programs that may result in the payment of additional cash consideration to the CHS Selling Entities have not been completed as of August 1, 2024 and, as a result, additional consideration has not been received by the CHS Selling Entities and an estimate of such amount was not included in the purchase price paid to the CHS Selling Entities as noted above at the preliminary closing on July 31, 2024. Such additional consideration, if any, is subject to certain reconciliation mechanisms specified in the Purchase Agreement which may result in the payment in certain future time periods of additional cash consideration by the Purchaser to the CHS Selling Entities or in the repayment to the Purchaser of some portion of the additional cash consideration, if any, received by the CHS Selling Entities.

The Purchase Agreement is attached as Exhibit 2.1 (which is incorporated by reference herein) in accordance with the rules of the Securities and Exchange Commission. The representations, warranties, and covenants contained in the Purchase Agreement were made solely for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement, may have been qualified in the Purchase Agreement by confidential disclosure schedules (which disclosure schedules may contain information that modifies, qualifies and creates exceptions to the representation, warranties and covenants set forth in the Purchase Agreement), may be subject to limitations and contractual risk allocation mechanisms agreed upon by the parties to the Purchase Agreement, and may be subject to standards of materiality that differ from what an investor may view as material, and thus should not be relied upon as necessarily reflecting actual state of facts or conditions.

The Transactions constituted a significant disposition for purposes of Item 2.01 of Form 8-K. Accordingly, the pro forma information required by Item 9.01 of Form 8-K is included as Exhibit 99.1 to this Current Report on Form 8-K as provided below.

Item 8.01 Other Events.

On August 1, 2024, the Company issued a press release announcing the completion of the Transactions, a copy of which press release is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(b) Pro forma financial information

The following unaudited pro forma financial information of the Company in connection with the Transactions is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference:

•
Unaudited Pro Forma Condensed Consolidated Statement of Loss for the six months ended June 30, 2024 and for the year ended December 31, 2023.
•
Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2024.
•
Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

(d) Exhibits

Exhibit Number	Description
2.1	Asset Purchase Agreement dated as of April 18, 2023, as amended*
99.1 99.2	Community Health Systems, Inc. Unaudited Pro Forma Condensed Consolidated Financial Statements Press Release of Community Health Systems, Inc. dated August 1, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of such omitted schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY HEALTH SYSTEMS, INC. (Registrant)

Date:	August 1, 2024	By:	/s/ Tim L. Hingtgen
Tim L. Hingtgen Chief Executive Officer and Director (principal executive officer)